Exhibit 10.3

As of January 1, 2020

James A. Forbes

4951 Gulf Shore Boulevard N904

Naples, Florida 34103

RE: Executive Relocation Support

Dear Jim:

Congratulations again on your promotion to Executive Vice President, Chief Operating Officer. To support you in your transition from our operations office in Florence, Kentucky, to our headquarters in Purchase, New York, the Company has agreed to provide you with relocation benefits of up to $150,000, inclusive of gross-up. Payment of your relocation benefits is subject to approval of the Compensation Committee of the Board of Directors of Atlas Air Worldwide Holdings, Inc.

For your convenience, we have engaged our provider, Global Mobility Services (GMS), to assist you with your relocation. The details of this company-paid benefit are outlined in the Atlas Air Worldwide Executive Relocation Guidelines (ERG) (attached). Please review the contents of the ERG and confirm your acceptance to the relocation package by signing this letter below and returning to Tracy Duwel, Human Resources Director.

Since many of the relocation benefits reimbursed or paid to executives are taxable, we recommend that you retain a copy of the guidelines and receipts of services for your records.

If you have any questions, please do not hesitate to reach out.

Sincerely,

/s/ John W. Dietrich

John W. Dietrich

Cc: Patricia Goodwin-Peters, SVP of Human Resources